Exhibit 21

Subsidiaries

Name	Jurisdiction of Formation

AmerisourceBergen Drug Corporation	Delaware

Amerisource Health Services Corporation	Delaware

Amerisource Receivables Financial Corporation	Delaware

AmerisourceBergen Services Corporation	Delaware

Amerisource Heritage Corporation	Delaware

Anderson Packaging, Inc.	Illinois

ASD Specialty Healthcare, Inc.	California

AutoMed Technologies, Inc.	Delaware

Bergen Capital Trust I	Delaware

Bridge Medical, Inc.	Delaware

Brownstone Pharmacy, Inc.	Connecticut

Capstone Pharmacy of Delaware, Inc.	Maryland

Compuscript, Inc.	New York

Computran Systems, Inc.	Oregon

Dunnington Rx Services of Rhode Island, Inc.	Rhode Island

Family Center Pharmacy, Inc.	Pennsylvania

Goot Nursing Home Pharmacy, Inc.	Arizona

Health Services Capital Corporation	Delaware

Insta-Care Pharmacy Services Corporation	Texas

ION, L.L.C.	Delaware

J.M. Blanco, Inc.	Delaware

Pharmacy Corporation of America	California

PharMerica, Inc.	Delaware

PharMerica Drug Systems, Inc.	Maryland

US Bioservices Corporation	Delaware